Exhibit 16.1

August 14, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Plum Acquisition Corp. III under Item 4.01 of its Form 8-K dated August 14, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Plum Acquisition Corp. III contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP